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                       August 5, 2022

       William C. Losch, III
       Chief Financial Officer
       Live Oak Bancshares, Inc.
       1741 Tiburon Drive
       Wilmington, North Carolina 28403

                                                        Re: Live Oak
Bancshares, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-37497

       Dear Mr. Losch:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance